INDEPENDENT AUDITORS' REPORT
	To the Trustees and Shareholders of the
Funds of the
WM Variable Trust:
	In planning and performing our audits of the financial statements of WM Variable Trust
(including WM Variable Trust REIT Fund,
WM Variable Trust Equity Income Fund,
WM Variable Trust Growth & Income
Fund, WM Variable Trust West Coast
Equity Fund, WM Variable Trust Mid Cap
Stock Fund, WM Variable Trust Growth
Fund, WM Variable Trust Small Cap Stock
Fund, WM Variable Trust International
Growth Fund, WM Variable Trust Short
Term Income Fund, WM Variable Trust
U.S. Government Securities Fund, WM
Variable Trust Income Fund and WM
Variable Trust Money Market Fund)
(collectively the "Funds") for the year ended
December 31, 2003 (on which we have
issued our report dated February 13, 2004), we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-
SAR, and not to provide assurance on the Funds' internal control.
	The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.
	Because of inherent limitations in any
internal control, misstatements due to error or fraud may occur and not be detected.
Also, projections of any evaluation of
internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.
	Our consideration of the Funds' internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements due to error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.
However, we noted no matters involving the Funds' internal control and their operation, including controls for safeguarding securities that we consider to be material weaknesses, as defined above as of December 31, 2003.
	This report is intended solely for the
information and use of management the
Trustees and Shareholders of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


	Deloitte & Touche LLP
Boston, Massachusetts
	February 13, 2004